Exhibit 10.14

AWARD AGREEMENT
Under The
Barrett Business Services, Inc.
2003 Stock Incentive Plan

DIRECTOR STOCK OPTION

Corporation:	BARRETT BUSINESS SERVICES, INC. 4724 S.W. Macadam Avenue Portland, Oregon 97239
Participant:	______________________________ ______________________________ ______________________________
Date:	July 1, 2005

        Corporation maintains the Barrett Business Services, Inc., 2003 Stock Incentive Plan (the "Plan").

        This Award Agreement evidences the grant of a Nonqualified Stock Option (the “Option”) to Participant.

        The parties agree as follows:

1.     Defined Terms

        When used in this Agreement, the following terms have the meaning specified below:

(a)	“Grant Date” means the date the Option is granted, which is reflected as the date of this Agreement.

(b)	“Retirement” means ceasing to be a member of the Board for any reason (other than by removal) after service on the Board for at least 10 years.

(c)	Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

2.    Grant of Option

        Subject to the terms and conditions of this Agreement and the Plan, Corporation grants to Participant the Option to purchase _________ shares of Corporation’s common stock at $15.20 per share.

3.     Terms of Option

        The Option is subject to all the provisions of the Plan and to the following terms and conditions:

3.1     Term. The term of the Option is ten years from the Grant Date and will automatically terminate on July 1, 2015, to the extent not exercised, unless terminated earlier in accordance with this Agreement.

3.2     Time of Exercise. Unless the Option is otherwise terminated, the Option may be exercised at any time following the Grant Date.

3.3     Continuation as Director. If Participant ceases to be a member of the Board prior to the end of the Option term for any reason, the right to exercise the Option will expire at the end of the applicable period:

After Termination On Account of	Period
Death	1 year
Retirement	5 years
Disability	1 year
Any other reason	3 months

3.4     Method of Exercise. The Option, or any portion thereof, may be exercised by delivery of written notice to Corporation stating the number of Shares, form of payment, and proposed date of closing.

3.5     Other Documents. Participant will be required to furnish to Corporation before closing such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations.

3.6     Payment. The exercise price for the Shares purchased upon exercise of the Option must be paid in full at or before closing by one or a combination of the following:

(a)	Payment in cash;

(b)	Delivery of previously acquired Shares having a Fair Market Value equal to the exercise price; or

(c)	Delivery (in a form approved by Corporation) of an irrevocable direction to a securities broker acceptable to Corporation to sell Shares subject to the Option and to deliver all or a part of the sales proceeds to Corporation in payment of all or a part of the option price and withholding taxes due.

3.7     Previously Acquired Shares. Delivery of previously acquired Shares in full or partial payment for the exercise of the Option will be subject to the following conditions:

(a)	The Shares tendered must be in good delivery form;

(b)	The Fair Market Value of the Shares tendered, together with the amount of cash, if any, tendered must equal or exceed the exercise price of the Option;

(c)	Any Shares remaining after satisfying the payment for the Option will be reissued in the same manner as the Shares tendered; and

(d)	No fractional Shares will be issued and cash will not be paid to Participant for any fractional Share value not used to satisfy the Option exercise price.

4.    Reimbursement

        In the event any withholding or similar tax liability is imposed on Corporation in connection with or with respect to any exercise or other settlement of the Option, Participant agrees to pay to Corporation an amount sufficient to provide for payment of such tax liability.

5.     Conditions Precedent

        Corporation will use its best efforts to obtain approval of the Plan and this Option by any state or federal agency or authority that Corporation determines has jurisdiction. If Corporation determines that any required approval cannot be obtained, this Option will terminate on notice to Participant to that effect. Without limiting the foregoing, Corporation will not be required to issue any Shares upon exercise of the Option, or any portion thereof, until Corporation has taken any action required to comply with all applicable federal and state securities laws.

6.     Successorship

        Subject to restrictions on transferability set forth in the Plan, this Agreement will be binding upon and benefit the parties, their successors and assigns.

7.     Notices

        Any notices under this Option must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation’s records or to such other address as a party may certify by notice to the other party.

8.     Arbitration

        Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, must be resolved by mandatory arbitration in accordance with the then effective arbitration rules of Arbitration Service of Portland, Inc., and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

9.     Attorney Fees

        In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorney fees in connection with such suit, action, arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

BARRETT BUSINESS SERVICES, INC.
By _______________________________
Its _______________________________

__________________________________ Participant